UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 7, 2005

MIKOHN GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22752 (Commission File Number)	88-0218876 (IRS Employer Identification No.)

920 Pilot Road, P.O. Box 98686,
Las Vegas, NV	89119-8686
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(702) 896-3890
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Business
Risk Factors
SIGNATURES

Item 8.01. Other Events.
     We are filing the following information with the Securities and Exchange Commission for the purposes of updating our publicly disclosed description of our business and our publicly disclosed description of our risk factors.
     As used herein, the words “we,” “us,” “our,” and “Progressive” refer to Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, and its subsidiaries, unless explicitly noted otherwise.
Business
Overview
We develop, acquire and distribute leading table and slot game content as well as software products to meet the needs of casino operators worldwide. Our products include the following:

•	Table and Slot Games. We develop, acquire, license and distribute proprietary branded and non-branded table and slot games. Our proprietary game content is designed to provide casino patrons an entertaining and enjoyable gaming experience, and generate greater revenues for customers than other games available in the market. Our table game products include Caribbean Stud and Texas Hold’em Bonus Poker. Our slot game content library includes licensed branded game offerings based upon the popular Ripley’s Believe It or Not!, Clue, Dick Clark Rock, Roll and Remember, Trivial Pursuit, Garfield, and KISS Rock and Roll All Night brands.

•	Management and Progressive Jackpot Software Systems. Under the umbrella of the CasinoLink Enterprise, we also offer a modular, comprehensive and fully integrated suite of software products that enables casinos to track the wagers placed by both table and slot players as well as accurately account for the performance of each table and slot game. Our customers utilize this data to increase the productivity of their marketing programs and enhance the security of each game, which in turn increases their operating efficiency and profitability. With CasinoLink Enterprise, casinos can also implement their own progressive jackpots and bonusing to increase the appeal of games through the opportunity to win larger prizes to provide real-time marketing at each game station.
Recent Developments
In June 2005, to provide our customers with the next generation of RFID, technology in our table systems products by casinos, we entered into a worldwide exclusive license, for the life of the subject patents, with Magellan, a developer of advanced, high-speed, ISO-compliant RFID systems. Through this technology we are now able to offer casinos 13.56-megahertz high-frequency technology that utilizes thin flat antennas which our internal testing indicates is significantly faster than the 125-kilohertz technology we previously offered casinos. We license, on an exclusive basis, Magellan’s rights to its RFID reader, tag and related intellectual property for any gaming applications and also intend to purchase a minority equity stake in Magellan.
In June 2005, we also entered into initial strategic agreements with IGT and Shuffle Master to create a comprehensive ITS. The agreements anticipate utilizing our TableLink software module, which provides RFID bet recognition capability and the ability to interface with IGT’s casino management systems, including TableTouch, and Shuffle Master’s automatic shufflers, IBR, optical card reading shoes and other accessories. IGT will be responsible for the selling and distributing the ITS suite of products and any other products developed under the definitive agreements. Shuffle Master will become our preferred vendor for automatic card shufflers, IBR optical card shoes and other key accessory products. We are working towards definitive agreements relating to the development and sale of the ITS, but can provide no assurances as to when such agreements will be entered into or if such agreements will be entered into at all.
To support what we expect will be an eventual shift from traditional, stand-alone slot games to central server-based and downloadable slot games, we signed a definitive agreement in February 2005 to acquire VirtGame. VirtGame is a provider of open architecture gaming software primarily focused on the delivery of a central-server based slot games and centrally managed sports betting. VirtGame’s stockholder meeting to approve the acquisition is scheduled to be held on September 13, 2005, with regulatory review expected shortly thereafter. During the second quarter of 2005, we commenced the process of repositioning our existing slot platform, which includes a focus on developing content through third-party developers. Our goal is to leverage our existing installed base and transition from the existing model to slot games delivered in a central server-based environment.

Industry Overview

Global Gaming Industry — Market Size
In North America, based on estimates provided by Casino City Press, gaming revenues have increased from approximately $43.3 billion in 2001 to $54.1 billion in 2004, representing a 7.7% compound annual growth rate. Such figures include gaming revenues from commercial casinos, Native American casinos and card rooms and exclude gaming revenues from cruise ships, sports books, pari-mutuel wagering, charity bingos and lotteries. We believe the continued growth in the gaming industry will help drive an increase in demand for gaming products. In 2004, there were approximately 49,000 table games and 1,980,000 gaming machines installed worldwide, of which an estimated 25,600 table games and 850,000 gaming machines were installed in North America. Gaming activities are currently legal in 38 states in the United States and 10 provinces and territories in Canada.

Growth of the Gaming Industry
We believe consumer demand in the gaming industry has been and continues to be driven by several trends, including:

•	Rising social acceptability and popularity of gaming as a leisure activity. The gaming industry has grown with the rising popularity and social acceptability of gaming as a leisure activity. According to the American Gaming Association, more than one in five Americans (21%) have developed a more favorable view of casino gaming over the past five to 10 years. We believe the proliferation of poker television programming and poker tournaments has also contributed to the continued increase in consumer spending on gaming.

•	Improvement in the breadth and quality of gaming offerings. Technological advancements have played a critical role in expanding the breadth and improving the quality of gaming offerings. Advanced audio and video capabilities have made slot games more appealing by enabling innovative game content and multi-line, multi-denomination game play, while secondary events, such as progressive jackpots and other bonusing features have increased the overall entertainment value by providing players the chance to win additional prizes. Patron convenience has also been improved with developments in cashless technology and the use of ticketing with bill validators. We believe that effective promotion of patron loyalty programs by gaming operators has caused patrons to increase their number of annual visits and in turn, increase their gaming and non-gaming expenditures. With the potential regulatory approval of central server-based and downloadable technologies, which will allow players to access a number of different games and other features from one machine, we believe there will be additional growth and replacements in the slot machine sector. Similarly, recent technological breakthroughs in table game management, including player, chip and game tracking capabilities that enable casino operators to accurately analyze and reward patrons, have made it possible for table games to have the potential to experience the same innovation and increased player appeal previously seen with slot machines.

•	Legalization of gaming in several U.S. states. Several U.S. states have either legalized or expanded gaming activities within the last year. Under new state legislation, Maine, Oklahoma and Pennsylvania have permitted more than 64,000 slot machines and table card games at 18 facilities. Other states, such as Kentucky, Maryland, Massachusetts, Ohio and Texas, have also recently considered gaming legislation to generate additional tax revenue to address budget deficits.

•	Proliferation of Native American casino gaming. Native American gaming represents the fastest growing segment of the North American gaming industry. Gaming revenues from Native American casinos have increased from $12.7 billion in 2001 to $19.0 billion in 2004, representing a 14.2% compound annual growth rate. Several U.S. states are currently negotiating or re-negotiating compacts with Native American tribes to further expand gaming activities in an attempt to generate tax revenue. As of 2005, there were 581 federally recognized Native American tribes, many of which operate gaming facilities, and 161 Native American tribes who have applied for federal recognition.

•	International expansion. Internationally, we anticipate further growth and expansion in regions such as Macau, Russia, the United Kingdom and the Baltic states. In particular, Macau is expected to become the largest gaming market, by revenue, in the world, and growth is expected to continue under its efforts to redevelop the island of Cotai into a Las Vegas-like gaming and entertainment destination market
Our Products
We develop, acquire and distribute leading table and slot game content as well as software products to meet the needs of casino operators worldwide.

Table and Slot Games
Our proprietary game content is designed to provide casino patrons an entertaining and enjoyable gaming experience, and generate greater revenues for customers than other games available in the market.
Table Games. We are a leading developer and distributor of proprietary table game content with an installed base of 863 revenue producing games as of June 30, 2005. We have a library of proprietary poker and blackjack derivative table game content that features well-recognized brands, secondary bets and progressive jackpots to enhance player appeal. Our key games include, among others, Caribbean Stud, Texas Hold’em Bonus Poker and Progressive Blackjack. Our unique “Progressive Jackpot” feature for table games lets players set aside separate wagers for a chance to win a single, ever-growing, casino-wide jackpot. This feature allows players to make additional wagers in seeking a random bonus based on parameters determined by the casino operators to induce increased play.
In October 2002, we signed an agreement with Rank Group Gaming, to debut what to our knowledge was the world’s first operational wide area progressive jackpot system for table games. Operating on our CasinoLink Jackpot Station module, the Caribbean Stud Poker wide area progressive operates nearly all of Rank’s 30 casinos in the United Kingdom.
Our Caribbean Stud franchise is one of the most popular proprietary table games in the world. As of June 30, 2005, approximately 675 of our Caribbean Stud tables were in service worldwide. In 2003, we introduced a new table game titled Tropical Stud; a derivative of Caribbean Stud, and we recently introduced Caribbean Stud — Diamond Edition. Through the use of wide area progressive technology, Caribbean Stud — Diamond Edition offers players the opportunity to win a state-wide “progressive” jackpot. We believe the introduction of new variations of Caribbean Stud will help extend the useful life of this franchise and help maintain its installed base.
With the increasing popularity of poker, we recently introduced Texas Hold’em Bonus Poker, a new proprietary table game that is installed in leading casinos such as The Borgata, Caesars Palace Atlantic City, Hilton Atlantic City, Ameristar Casinos Kansas City and Harrah’s Rincon. Texas Hold’em Bonus Poker with its patented side bets, brings a new level of excitement to table game poker rooms and pit areas. Two cards are dealt to each player; two cards to the dealer; and five community cards are dealt face-up in the center for both players and dealers to use in any combination (3, 4 or all of the 5 community cards) to form the highest-ranked poker hand. All wagers (ante, bonus, flop, turn and river) are made by the players before receiving and viewing the cards, each step of the way. An optional bonus jackpot wager (side bet) is based on a player’s starting hand, and allows players to win based on the posted pay table. We have begun to place Texas Hold’em Bonus Poker in certain jurisdictions where approval has been obtained. We expect approval for this game in all major jurisdictions, including Nevada, in 2005. We believe that the similarities between Texas Hold’em Bonus Poker and the real game will help contribute to its success. Based upon the initial success of this game, we believe the Texas Hold’em Bonus Poker franchise will become as popular as the Caribbean Stud franchise. As of July 31, 2005, we had an installed base of approximately 100 Texas Hold’em Bonus Poker games.
Slot Games. Our slot game content library includes branded game offerings based upon the popular Ripley’s Believe It or Not!, Clue, Dick Clark Rock, Roll and Remember, Trivial Pursuit and Garfield

brands. We also continue to offer additional non-branded games such as MoneyTime, Flip It and large oversized video poker and slot machines. As of June 30, 2005, we had 3,820 revenue-producing slot games installed.
In 2003, we shifted our slot game focus to the development and licensing of game content for deployment in our markets through outsourcing partnerships with third party manufacturers and distributors of slot machines. To access leading technology and enhance our operating margins, we have entered into strategic alliances to develop our proprietary game content on our alliance partners’ systems and technology. Accordingly, we receive revenue not only from the existing fixed rental payments or revenue participation from gaming devices that we place in casinos, but also from license fees for game content provided to multiple third parties for use on their game hardware. In these arrangements, our alliance partners typically provide any hardware and/or ongoing maintenance.
During the second quarter of 2005, we commenced the process of repositioning our existing slot platform, which includes a focus on developing content through third-party developers. Our goal is to leverage our existing installed base and transition from the existing model to slot games delivered in a central server-based environment.
In 2003, we entered into two joint development agreements with Bally Gaming and Systems, a wholly-owned business unit of Alliance Gaming Corp., to develop both a new wide-area progressive, or WAP, game, as well as a game based upon the internationally popular game Pachinkotm. Under the terms of the agreements, we provide branded game content to run on Bally Gaming’s S6000 platform. The WAP game is incorporated into the Thrillions® linked progressive system. The companies share net profits generated from these games. The agreements also allow both companies to receive certain patent benefits. In addition, we will make certain products and systems sales to Bally as part of a long-term purchasing agreement.
To facilitate the use of our slot game content, we developed a Ticket-in Ticket-out, or TITO, feature to be incorporated into our owned slot games. TITO is an alternative payment method to coin handling on the casino slot floor. Casino operators can program a slot machine to pay a slot payout, or a portion thereof, with a ticket. The ticket can then be reinserted into another TITO slot machine, be exchanged for cash at a cashier’s station or held by the player and used at a later time. We received approval in all major jurisdictions for Ticket-In Ticket-Out in 2004 with the exception of Nevada. We expect to obtain the requisite approvals for Nevada in mid-2005.
In August 2004, we signed a license and development agreement with IGT to license segments of its patent portfolio of technology and to develop video slot games based on our content, for a term continuing until the last to expire of the patents. The new games are to be developed on IGT’s game platform and distributed by us. Pursuant to this agreement, IGT also licensed aspects of its intellectual property to us for its games and, we committed to purchase from IGT a minimum of 600 slot machines carrying our game content on them over the life of the agreement. In June 2005, IGT purchased from us a worldwide license, with the right to grant sublicenses, to certain of the patents subject to the August 2004 agreement. Under this agreement, we are restricted from further licensing these patents. Pursuant to the June 2005 agreement, IGT has the right to convert its worldwide license into a 100% ownership interest with respect to any or all of the subject patents at any time within 18 months of the agreement.
We lease our table and slot games and license content to customers in exchange for recurring revenues consisting of (i) fixed periodic fees, (ii) a percentage of the “net win” of the gaming devices for our more popular titles or (iii) license fees for any proprietary slot game content provided to third parties for use on their game hardware. We also receive one-time license fees for our table and slot game content.

Management and Progressive Jackpot Software Systems
We market our suite of software systems under the CasinoLink Enterprise umbrella. This modular, comprehensive and fully integrated suite of software products centralizes gaming management, including functions such as slots and tables monitoring, reporting and accounting, across all casino properties, improving efficiency, tightening security and surveillance, and lowering costs. CasinoLink Enterprise runs on an easy-to-use Microsoft Windows NT® / 2000 / SQL Server® platform. Due to its modular design, our customers can elect to integrate a combination of features or an individual feature into their casino with minimal disruption and limited compatibility issues. CasinoLink Enterprise consists of the following modules:
Table Management Modules. Our TableLink product brings to the table games sector the benefits of accurate and automated data collection and player tracking previously seen only in the slot machine sector. TableLink is a modular, comprehensive, and fully integrated suite of software products that enables casinos to track player activity, monitor games through chip tracking and bet recognition, and provide real time accounting for table games. The information can be interfaced with the casino’s main database, such as our CasinoLink Slot Management module, and used for rewarding players, building marketing information and enhancing game security. We believe that improved accuracy and player-initiated ratings are very useful to the casino in identifying and directing complimentary benefits to the customer, and ultimately improving customer loyalty. This solution also allows casinos to redirect supervisor time from administrative to customer-relationship tasks.
TableLink is available in the following three tiers:

•	TableLink PT: TableLink PT is the base product upon which the CT and GT product offerings are built. TableLink PT employs magnetic player identification card readers and touch-screen computer displays at each gaming table or at the pit stand. TableLink PT allows dealers to input a player’s time and average bets at the tables for tracking purposes after the player identification card is scanned by the magnetic card reader.

•	TableLink CT: TableLink CT can be utilized in conjunction with TableLink PT for an even more detailed view of table play. With TableLink CT, manual inputs to track wagers are eliminated by utilizing sensors located at each player position at the table that automatically scan RFID casino chips, which are embedded with microchips that transmit encrypted radio frequency signals. The use of RFID casino chips enables casinos to track the amount wagered in real time, detect counterfeit casino chips and minimize cheating. This real-time data enables our customers to increase casino patron loyalty by more accurately assigning player ratings and more effectively directing complimentary benefits. It also enables our customers to detect counterfeit chips and allows them to redirect supervisory time from administration to customer relationship tasks. In addition, TableLink CT can be used in conjunction with our CJS module to integrate a progressive jackpot system with other table games and slot games to stimulate player excitement and improve revenue production. Through our agreement with Magellan, we now offer casinos 13.56-megahertz high-frequency technology that utilizes thin flat antennas that significantly increases the speed of chip recognition over the 125-kilohertz technology used in previous versions of TableLink. Our internal testing indicates that TableLink CT is now capable of reading 100 RFID casino chips in approximately 0.2 seconds. We also believe this technology will support the development of further products suitable for playing card tracking.

•	TableLink GT: TableLink GT incorporates IBR optical shoes that read playing cards as they are dealt and adds yet another level of data analysis which includes recording game results and players’ betting patterns. TableLink GT enables our customers to better understand the skill level of their patrons, minimize dealer mistakes and detect card-counting and other forms of cheating.

As of June 30, 2005, our table management systems were installed in over 40 casinos in North America and Australia, with an installed base of approximately 1,700 tables, of which approximately 20% use RFID technology to track and measure wagers. We believe that the adoption of RFID technology will increase significantly with the implementation of Magellan’s technology.
In June 2005, we also entered into initial strategic agreements with IGT and Shuffle Master to create a comprehensive ITS. The agreements anticipate utilizing our TableLink CT module, complemented by IGT’s table management systems and Shuffle Master’s automatic shufflers, IBR optical card reading shoes and other accessories. IGT will be responsible for the sale and distribution of the ITS and any other products developed under the definitive agreements. Shuffle Master will become our preferred vendor for automatic card shufflers, IBR optical card shoes and other key accessory products. Pursuant to our product development agreement with Shuffle Master and IGT, we agreed not to manufacture or sell intelligent shoe products for a period of three years, although we may sublicense our IBR patents to third parties. We are working towards definitive agreements relating to the development and sale of the ITS, but can provide no assurances as to when such agreements will be entered into or if such agreements will be entered into at all.
Slot Management Modules. Our Slot Management modules incorporate our existing CasinoLink Player Tracking and CasinoLink Slot Management modules.

•	CasinoLink Player Tracking: CasinoLink Player Tracking is composed of micro controller-based printed circuit boards installed within slot machines, as well as card readers, displays and keypads that provide casinos with the ability to track player gaming activity and monitor employee access to slot machines.

•	CasinoLink Slot Management: Our CasinoLink Slot Management module provides casinos with robust, highly scalable applications for accounting and auditing, administration and security and marketing. This module is comprised of firmware that provides access to player activity data gathered by the CasinoLink Player Tracking module as well as TableLink module. This system also provides access to slot machine activity, including security events, revenue, expenses and other financial reporting metrics. This module is well suited to fulfill the requirements of large, geographically dispersed casino operators who require multi-site capability.
The CasinoLink Player Tracking and Slot Management systems are installed throughout the gaming operations of more than 150 gaming facilities worldwide, monitoring approximately 47,900 gaming machines. We believe we hold a significant share of the gaming system market in Canada, with installations in the multi-site, provincial lottery corporations of Alberta, British Columbia, Ontario and Saskatchewan. In the European market we have single-site installations in Finland, Greece and Italy, as well as multi-site installations in Estonia, Lithuania, The Netherlands, The Slovak Republic, Slovenia and Sweden.

Central Server-Based Gaming Modules. We are currently developing a suite of centrally managed server-based gaming modules that include CasinoLink Game Station, CasinoLink Sports Station and CasinoLink Rapid Bet.

•	CasinoLink Game Station: The CasinoLink Game Station module will allow patrons to enjoy a variety of software-based casino games, ranging from slot games to keno, while sitting at the same gaming machine. To enhance profitability, casino operators will be able to select the game mix and denominations across the casino floor on a real time basis.

•	CasinoLink Sports Station and CasinoLink Rapid Bet: The CasinoLink Sports Station and Rapid Bet modules will allow patrons to engage in sports wagering activities directly from a gaming machine, including traditional game outcome wagers, bet-by-event and play wagering, and simulated sports betting.
We believe the utilization of our central server-based gaming modules will allow casino operators to minimize game replacement costs, offer greater convenience to patrons and increase flexibility to reconfigure the gaming machine area. To expedite our central server-based development efforts, we signed a definitive agreement to acquire VirtGame, a gaming software developer primarily focused on central server-based slot games and centrally managed sports betting, in February 2005. VirtGame is a Nevada Gaming Commission licensed provider of innovative sports book software systems and server-based, networked gaming software for regulation gaming applications. VirtGame’s technology platform, VirtGame SPtm, is comprehensive, scalable and customizable, enabling gaming on any hardware platform including PC’s, hand-held devices and mobile phones. We expect to integrate VirtGame’s technologies into our CasinoLink Enterprise architecture to support what we expect will be an eventual shift from traditional, stand-alone slot games to central server-based gaming.
CasinoLink Jackpot Station Module. CJS allows casino operators to bring a multi-site, multi-level bonusing and jackpot system in-house and link both slot machines and table games to one or more progressive jackpots. The CJS system is designed to connect directly to the casino operator’s existing casino management systems and permits them to adjust the jackpot frequencies and levels in response to competitive factors in order to increase repeat visits by patrons.

•	Progressive Jackpot. To create a jackpot, our CJS system monitors play on one or more slot machines or table games and accumulates, in real-time, a predetermined percentage of each bet. This jackpot increases continuously until won by a player and then can be reset automatically to accumulate subsequent jackpots.

•	Bonusing. Bonusing technology enables the design and delivery of bonuses and other promotions directly to players at the point and time of play, right at their favorite game. A bonusing system provides a cash bonus, which can be random or preset separate from the normal payout for a winning combination, and can be structured to award a player just for playing, with no winning reel combination or minimum coin-in required. While bonus amounts are typically lower than the top progressive payout for the game, the frequency is higher, providing a valuable marketing tool for stimulating, extending and increasing the rate of play.
WagerLink Cashless Module. Our WagerLink Cashless module is a cashless gaming product that supports our other system modules. It is currently being developed to offer electronic funds wagering for our CasinoLink and TableLink modules. This module will also be designed to offer cashless wagering for our central server-based gaming modules as well. The end product is expected to offer seamless cashless transactions for each gaming module managed within the CasinoLink Enterprise product suite.

Other Products
Under a licensing agreement with XpertX, Inc., we hold, except in the case of Nevada, the exclusive worldwide distribution rights to the XpertX Keno system. Key features of this Keno system include: player tracking, including player account information, player trip history, play and win amounts and buy-in limits; reporting functions including customized audit and management reports and inter-property progressive capabilities; display functions, including in-room television keno display and advertising options; and built-in diagnostic software and disc mirroring features. TableMAX is a table game in video format, to which we hold the exclusive license to distribute in certain markets. The TableMAX video table enables multiple players to play simulated versions of traditional casino card games.
EndX, based in the United Kingdom, has been a strategic partner since 2002, providing casino management software to complement our CasinoLink Enterprise software. The modules of EndX include cage and cash management, player marketing, table games accounting, and surveillance and alerts monitoring. In conjunction with us, EndX has jointly created a version of TableLink for the international market.
Significant North American multi-site installations have been completed or are in the process of being installed, including 18 sites for the British Columbia Lottery Corporation, 4 sites for Saskatchewan Indian Gaming Authority and 8 sites for the Choctaw Nation in Oklahoma.
EndX currently provides their full suite of casino management software to the three major casino operators in the United Kingdom.
We also supply a number of accessory products that allow our customers to operate a wider variety of progressive games, provide promotional messages, animated and graphic displays, and generate additional statistical and operating information from the slot machines linked to progressive jackpot systems. Available accessories include controllers and displays, as well as devices to boost electrical outputs to a large number of displays, cable and fiber-optic connectors, devices to trigger visual or audio signals when a progressive jackpot is hit, and circuitry for the display of progressive jackpot amounts on the screens of video slot machines. Our proprietary controllers are designed to be compatible with the gaming equipment made by the major slot machine manufacturers. Our controllers are licensed in almost every major gaming jurisdiction. We believe that we have the largest installed base of controllers in the industry.
Growth Strategies
We aim to be the leading developer and supplier of content and technology-based gaming products. To improve productivity and profitability, we focus our resources on developing, marketing and distributing higher growth and higher margin products that generate revenues on a recurring basis. To achieve our objective, we have adopted the following key strategies for growth:

•	Increase focus on commercializing our table management modules. Our table management modules, with state-of-the-art RFID technology licensed through Magellan, brings to the table games sector the benefits of accurate and automated data collection and player tracking previously seen only in the slot games sector. We believe the enhanced performance of chip tracking, coupled with decreasing costs to manufacture RFID-enabled chips, will accelerate the adoption of our table management products across the approximate 49,000 table games worldwide. To increase their marketability, we intend to also market our table management modules as a part of ITS, an end-to-end table management solution that will also include IGT’s casino management system and Shuffle Master’s automatic shufflers, IBR optical card reading shoes and other accessories. As a part of this alliance, IGT will also be responsible for selling and distributing the ITS suite of products.

•	Strengthen our leading proprietary table game franchise. We intend to leverage our Caribbean Stud franchise by continually introducing newer versions of this game to maintain and grow its market share. For example, upon receipt of regulatory approval, we intend to launch Caribbean Stud — Diamond Edition, which incorporates our patented progressive betting feature. Additionally, we believe Texas Hold’em Bonus Poker will be our next significant table game franchise. We anticipate the installed base of this game to grow as it continues to receive regulatory approvals in key jurisdictions in North America, such as Nevada.

•	Market our systems products under the CasinoLink Enterprise umbrella. Although our systems are capable of operating independently of one another, we believe utilizing multiple modules of CasinoLink Enterprise together will enhance the system’s functionality. For example, CJS enables our customers to implement their own multi-site, multi-level progressive jackpot systems in a cost-effective manner. When combined with our table and slot management modules, CJS can create progressive jackpots across the entire casino floor. We intend to highlight such value propositions in marketing the CasinoLink Enterprise products.

•	Complete the development and introduce our central server-based gaming modules. We are currently developing a suite of central server-based gaming modules to support what we expect will be an eventual shift towards central server-based gaming. Upon completion and approval, we will market the Game Station, Sports Station and Rapid Bet modules as part of CasinoLink Enterprise. We intend to acquire VirtGame and utilize its technologies to expedite our central server-based development efforts. To showcase the capabilities of server-based gaming at the Global Gaming Expo in September 2005, we are currently developing approximately 35 slot games for use under the Game Station architecture.

•	Continue expanding our strategic alliances. Our strategic alliances have allowed us to access key intellectual property and technology assets in developing our products. We obtained exclusive rights to next-generation RFID technology through our Magellan license agreement. We also obtained access to leading gaming machine hardware platforms through our alliances with IGT and Bally Gaming. We intend to continue entering into strategic alliances in our efforts to provide leading technology and content products to our customers.

Marketing and Distribution
We maintain facilities to sell and service our products directly to markets throughout the world. In addition to our headquarters and other facilities in Las Vegas, NV, we have regional sales offices in Sparks, NV; Egg Harbor, NJ; Gulfport, MS; Lane Cove, Australia; Tallinn, Estonia; Utrecht, The Netherlands; and Oxford, England. We have third party sales and service distributors in the Caribbean. In addition, we have service centers in Kansas City, MO; Chicago, IL; and Calgary, Canada.
Research and Development
Our research and development department is dedicated to developing fun and exciting table and slot games that enhance player entertainment value and to introducing leading, innovative systems products that increase our customer’s revenue stream and facilitates operating efficiencies. Headed by our recently hired Chief Technology Officer, our R&D staff of 65 employees possesses significant experience in software and content design and development. Our current emphasis is on developing new technologies to expand and improve CasinoLink Enterprise’s functionalities and developing new game content to refresh and grow our installed base of gaming devices.
To expedite the development of new slot games for our Game Station module, we are concurrently creating a game development kit, a suite of software tools designed for third-party game developer partners to quickly expand our content library. To date, we have engaged Global Gaming Group, or G3, as our initial game developer partner. At the Global Gaming Expo in September 2005, we intend to introduce approximately 35 new slot games which were designed specifically for our Game Station module. Ten of these games are also available in a stand-alone slot machine format.
We conduct extensive testing on the products we offer to ensure they meet the key performance and quality standards as required by gaming regulators. In addition, our R&D personnel constantly work with our customers to respond to their needs and to ensure compatibility with other products currently available in the market. Moreover, we closely monitor the evolving standards in the gaming industry so that we are able to respond and address new technologies as they emerge.
We believe our intellectual property rights, patents, trademarks and copyrights are significant assets. In particular, we own or have license rights to over 40 patents in the area of RFID technology and related table games system management. This portfolio took over five years to develop and is expected to be a main focus of our R&D resources in 2005 and beyond, and is expected to continue to evolve as we look towards the next generation of RFID technology’s use within table gaming systems management. In addition, to internally developed and acquired emerging gaming technologies, we also rely on strategic partnerships to obtain access to leading intellectual property. For example, our joint development agreements with IGT and Bally Gaming provide us with access to technologies related to leading gaming hardware platform.
We intend to vigorously protect our investment in our research and development efforts and unique, distinctive features of our products and services by maintaining our intellectual property rights. We cannot ensure that intellectual property rights will not be infringed. Additionally, we cannot be sure that our pending applications for additional intellectual property rights will be granted.
Employees
As of August 22, 2005, we had approximately 285 employees worldwide, of whom approximately 60 were in sales and marketing, 86 were in installation and service, 65 were in research and development, 23 were in manufacturing and 51 were in administration. None of our employees are covered by a collective bargaining agreement. We believe that we enjoy good relations with our employee work force.
Legal Proceedings
We are involved in routine litigation, including bankruptcies of debtors, collection efforts, disputes with former employees and other matters in the ordinary course of our business operations. We know of no matter, pending or threatened that we believe will or might have a material adverse impact on our business or operations. For more information on certain our pending litigation matters, see the section entitled “Legal Proceedings” in our Form 10-K for the year ended December 31, 2004.
Competition
The markets for our products are highly competitive. We compete with a number of developers and manufacturers of table and slot game and casino management systems. Some of these competitors are larger and have greater access to capital resources than we do. Our future performance may be affected by numerous factors, including:

•	the continued popularity of our existing products and our ability to develop and introduce new products that gain market acceptance and satisfy consumer preferences;

•	our ability to maintain existing regulatory approvals and obtain future approvals in order to conduct our business; and

•	our ability to protect, maintain and enforce our existing intellectual property rights and to adequately secure and enforce such rights for new products.
Substantially all of our products require regulatory approval. We believe that the amount of time and money consumed in the course of obtaining licenses in new jurisdictions and new product approvals in multiple jurisdictions constitute significant obstacles to entry or expansion by new competitors. In addition to regulatory constraints, our intellectual property rights to patents and trademarks help protect our products. We actively seek patent and trademark protection and vigorously enforce our intellectual property rights.

Table and Slot Games Competition
Table Games. In the area of proprietary table games, we are a leading designer and distributor of progressive jackpot table games, and we believe our patents significantly limit the ability of competitors to offer table games with progressive or electronically enhanced side-bet features. The only significant competitor in proprietary table games is Shuffle Master, which markets the Let It Ride®, Three Card Poker®, Fortune Pai Gow Poker® and Royal Match 21tm. We also compete against non-proprietary games such as blackjack. Our patented side-bet progressive jackpot feature, which was developed for Caribbean Stud, has been successfully adapted for Progressive Blackjack, and is adaptable for other games, including

Tropical Stud and Texas Hold’em Bonus Poker. Through their deployment, we believe that we can convert industry-standard non-proprietary table games, which are in the public domain, to proprietary games capable of producing for us a recurring revenue stream. We believe that this proprietary feature provides us with a competitive advantage by facilitating our ability to introduce new table games.
Slot Games. The success of many of the recent video-based games and the popularity of many of the themed game introductions are dictating the types of games being developed. The current competitive environment is placing increasing demands on content providers, requiring a strong pipeline of new games and the ability to secure rights to popular brand names and other entertainment-oriented content suitable for adaptation for casino games. Future growth opportunities in the gaming equipment content will result not only from a strong pipeline of well-defined branded games, but also from new product developments and technological advancements.
Our proprietary slot games business faces both direct and indirect competition. Manufacturers that sell standard slot machines to casino operators indirectly compete with us for casino floor space and market share. Manufacturers that offer proprietary games to casino operators on a lease or participation basis compete directly with us. Our new business model of delivering increasingly more game content on third party game hardware will allow us to gain entry into various markets and market segments in which we were previously either not present or underrepresented. Direct competitors typically offer specialty, niche or novelty games. In some cases they offer casino customers the right to purchase specialty games at premium prices or at a lower price with ongoing license fees. Our major competitors include AC Coin & Slot Company, Alliance Gaming, Aristocrat Leisure Ltd., the Atronic Group, International Game Technology, Konami Gaming Corporation, Multimedia Games, Inc. and WMS Industries.

Casino Management Systems Competition
Our CasinoLink Enterprise competes against systems from Alliance Gaming, Aristocrat, International Game Technology and Monaco Information Systems Group. This market is highly competitive. Pricing, product features and functionality, accuracy and reliability are key factors in determining a provider’s success in selling its system. Because of the high initial costs of installing a computerized monitoring system, customers for such systems generally do not change suppliers once they have installed a system. We have been successful primarily with customers in foreign jurisdictions that desire to monitor geographically dispersed casinos from a centralized control facility.
We believe that our products and patents serve as a significant barrier to entry for potential competitors. Our entry level TableLink PT version competes with products marketed by Alliance Gaming and Bravo. To our knowledge Chipco International is also developing a competing product. We believe that our components for progressive jackpot systems enjoy high market share and name recognition in the industry. The primary competitors for our Enterprise Jackpot System components are Aristocrat, Paltronics and IGT. We may in the future face additional competition from other component manufacturers. In the placement of progressive jackpot bonusing systems, we compete with IGT and the major slot machine manufacturers who have developed their own proprietary gaming products that incorporate progressive jackpot bonusing systems into their games.
Government Regulation

Overview
We are subject to regulation by governmental authorities in most jurisdictions in which our products are sold or used by persons or entities licensed to conduct gaming activities. Gaming regulatory requirements vary from jurisdiction to jurisdiction, and obtaining licenses, findings of suitability, registrations and/or other required approvals with respect to us, our personnel and our products are time-consuming and expensive. References in this “Government Regulation” section to “Progressive,” “we,” “us” and “our” are to Mikohn Gaming Corporation d/b/a Progressive Gaming International Corporation only, and not to its subsidiaries.

Generally, gaming regulatory authorities have broad discretionary powers and may deny applications for or revoke approvals on any basis they deem reasonable. Despite our experience, we may be unable to obtain or maintain necessary gaming regulatory approvals for us, our products or our personnel.
We, either directly or through our subsidiaries, have approvals that enable us to conduct our business in numerous jurisdictions, subject in each case to the conditions of the particular approvals. These conditions may include limitations as to the type of game or product we may sell or lease, as well as limitations on the type of facility (such as riverboats) and the territory within which we may operate (such as tribal nations). Jurisdictions in which we (together with our subsidiaries, and specific personnel where required) have authorizations with respect to some or all of our products and activities include Nevada, South Dakota, Mississippi, Iowa, Missouri, Oregon, Louisiana, Colorado, Illinois, Washington, Arizona, Connecticut, Montana, New Jersey, North Carolina, North Dakota, New Mexico, Kansas, Minnesota, Indiana, Michigan, New York, Wisconsin, California; the Canadian provinces of Alberta, Manitoba, Nova Scotia, Quebec, Saskatchewan, British Columbia and Ontario; the Australian states of New South Wales, Victoria, Queensland, Western Australia and Tasmania; the Australian territories of Northern Territory and Australia Capital Territory; New Zealand; Mpumalanga and Gauteng in South Africa; and Greece.
Certain Native American tribes throughout the United States that have compacts with the states in which their tribal dominions are located, operate or propose to operate casinos, and these tribes may require suppliers of gaming and gaming-related equipment to obtain authorizations. We have worked and will continue to work with these tribes to obtain the necessary authorizations.
During 2003 and 2004, we cooperated with certain state gaming authorities with respect to the required relicensing of our company in certain jurisdictions, as well as the licensing of our Chief Executive Officer, Chief Financial Officer and related financial controls, policies and procedures. We have concluded this process and the results did not have a material adverse effect on us. We continue to cooperate with all gaming regulatory agencies as necessary and applicable to maintain good standing in all jurisdictions in which we hold a license.

Gaming Devices and Equipment
We sell or lease products which are considered to be “gaming devices” and/or “gaming equipment” in jurisdictions in which gaming has been legalized. Although regulations vary among jurisdictions, each jurisdiction requires various licenses, findings of suitability, registrations, approvals or permits to be held by companies and their key personnel in connection with the manufacture and distribution of gaming devices and equipment.

Associated Equipment
Some of our products fall within the general classification of “associated equipment.” “Associated equipment” is equipment that is not classified as a “gaming device,” but which has an integral relationship to the conduct of licensed gaming. Regulatory authorities in some jurisdictions have discretion to require manufacturers and distributors to meet licensing or suitability requirements prior to or concurrently with the use of associated equipment. In other jurisdictions, the regulatory authorities must approve associated equipment in advance of its use at licensed locations. We have obtained approval for our associated equipment in each jurisdiction that requires such approval and in which our products that are classified as associated equipment are sold or used.

Regulation of Stockholders
In most jurisdictions, any beneficial owner of our voting securities or other securities may, at the discretion of the gaming regulatory authorities, be required to file an application for a license, finding of suitability or other approval, and in the process subject himself or herself to an investigation by those authorities. The gaming laws and regulations of most jurisdictions require beneficial owners of more than 5% of our outstanding voting securities to file certain reports, and may require our directors and executive officers to undergo investigation for licensing and/or findings of suitability.

Regulation and Licensing — Nevada
Gaming. The manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacturing and distribution of associated equipment for use in Nevada, and the operation of slot machine routes and inter-casino linked systems in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder and (ii) various local ordinances and regulations. These activities are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various local, city and county regulatory agencies, collectively referred to as the Nevada Gaming Authorities.
The laws, regulations and supervisory practices of the Nevada Gaming Authorities are based upon declarations of public policy with the following objectives:

•	preventing any involvement, direct or indirect, of any unsavory or unsuitable persons in gaming or the manufacture or distribution of gaming devices at any time or in any capacity;

•	strictly regulating all persons, locations, practices and activities related to the operation of licensed gaming establishments and the manufacturing or distribution of gaming devices and equipment;

•	establishing and maintaining responsible accounting practices and procedures;

•	maintaining effective controls over the financial practices of licensees (including requirements covering minimum procedures for internal fiscal controls and safeguarding assets and revenues, reliable recordkeeping and periodic reports to be filed with the Nevada Gaming Authorities);

•	preventing cheating and fraudulent practices; and

•	providing and monitoring sources of state and local revenue based on taxation and licensing fees.
Changes in such laws, regulations and procedures, depending upon their nature, could have an adverse effect on our operations.
We are registered by the Nevada Gaming Commission as a publicly traded corporation, or a Registered Corporation, and have been found to be suitable to own the stock of Mikohn Nevada, which is licensed as a manufacturer and distributor of gaming devices, and as an operator of a slot machine route. We and Mikohn Nevada have obtained from the Nevada Gaming Authorities the various authorizations they require to engage in Nevada in manufacturing, distribution, slot route operations and inter-casino linked system activities consisting of slot machines. The regulatory requirements set forth below apply to us as a Registered Corporation and to Mikohn Nevada as a manufacturer, distributor and operator of a slot machine route.
All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed and sold by licensed distributors. The Nevada Gaming Commission must approve all gaming devices manufactured for use or play in Nevada before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada State Gaming Control Board, a field trial and a determination that the gaming device meets strict technical standards set forth in the regulations of the Nevada Gaming Commission. The Chairman of the Nevada State Gaming Control Board must administratively approve associated equipment before it is distributed for use in Nevada.
As a Registered Corporation, we are periodically required to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information the Nevada Gaming Commission may require. No person may become a stockholder of or receive any percentage of profits from Mikohn Nevada without first obtaining authorizations from the Nevada Gaming Authorities.
The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with us or Mikohn Nevada in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of Mikohn Nevada are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of Mikohn Nevada may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing. Both require submission of detailed personal and financial information, which is followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have the power to disapprove a change in corporate position.
If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or Mikohn Nevada, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us or Mikohn Nevada to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.
Progressive and Mikohn Nevada are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Mikohn Nevada also are required to be reported to or approved by the Nevada Gaming Commission.
Should Mikohn Nevada be found to have violated the Nevada Gaming Control Act, the licenses it holds could be limited, conditioned, suspended or revoked. In addition, Mikohn Nevada, Progressive and the persons involved could be required to pay substantial fines, at the discretion of the Nevada Gaming Commission, for each separate violation of the Nevada Gaming Control Act. Limitation, conditioning or suspension of any license held by Mikohn Nevada could (and revocation of any license would) materially adversely affect our manufacturing, distribution and slot operations.
Regulation of Security Holders. Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.
The Nevada Gaming Control Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Gaming Commission. It also requires beneficial owners of more than 10% of a Registered Corporation’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within thirty days after the Chairman of the Nevada State Gaming Control Board mails a written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation’s voting securities may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances hold up to 19% of a Registered Corporation’s voting securities for a limited period of time and maintain the waiver.
An institutional investor is deemed to hold voting securities for investment purposes if the voting securities were acquired and are held in the ordinary course of its business as an institutional investor and were not acquired and are not held for the purpose of causing, directly or indirectly: (i) the election of a majority of the members of the board of directors of the Registered Corporation; (ii) any change in the Registered

Corporation’s corporate charter, bylaws, management, policies or operations or those of any of its gaming affiliates or (iii) any other action that the Nevada Gaming Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations and (iii) other activities the Nevada Gaming Commission may determine to be consistent with investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.
Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada State Gaming Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder of a Registered Corporation found unsuitable and who holds, directly or indirectly, any beneficial ownership in the voting securities beyond such period of time as the Nevada Gaming Commission may specify for filing any required application may be guilty of a criminal offense. Moreover, the Registered Corporation will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Registered Corporation, it: (i) pays that person any dividend on its voting securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities ownership; (iii) pays remuneration in any form to that person for services rendered or otherwise or (iv) fails to pursue all lawful efforts (including, if necessary, the immediate purchase of said voting securities for cash at fair market value) to require such unsuitable person to completely divest all voting securities held.
The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Gaming Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, it may sanction the Registered Corporation, which sanctions may include the loss of its approvals if, without the prior approval of the Nevada Gaming Commission: it (i) pays to the unsuitable person any dividend, interest, or other distribution; (ii) recognizes any voting right of such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.
Progressive and Mikohn Nevada are required to maintain current stock ledgers in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record owner may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record owner unsuitable.
We are also required to render maximum assistance in determining the identity of the beneficial owners of our securities. The Nevada Gaming Commission has the power to require us to imprint our stock certificates with a legend stating that the securities are subject to the Nevada Gaming Control Act. To date, the Nevada Gaming Commission has not imposed such requirement on us.
We may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if the securities or proceeds are to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merit of the offered securities, and any representation to the contrary is unlawful.

Any offer by us to sell the common stock addressed in this registration statement will require the review of, and prior approval by, the Nevada Gaming Commission. We have filed an application for prior approval, referred to as the Shelf Approval, by the Nevada Gaming Commission to make public offerings for a period of two years, subject to certain conditions, which would cover registered common stock issued after the date of the Shelf Approval. If granted, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed at the end of the two-year approval period. The Shelf Approval will apply to any affiliated company that is wholly owned by us, which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval will not constitute a finding, recommendation or approval by the Nevada Gaming Commission as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.
Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct, by which anyone obtains control, may not lawfully occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control of a Registered Corporation must meet the strict standards established by the Nevada State Gaming Control Board and the Nevada Gaming Commission prior to assuming control of a Registered Corporation. The Nevada Gaming Commission also may require persons who intend to become controlling stockholders, officers or directors, and other persons who expect to have a material relationship or involvement with the acquired company, to be investigated and licensed as part of the approval process.
The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to minimize the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Gaming Commission before the Registered Corporation can make exceptional repurchases of voting securities above market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purpose of acquiring control of the Registered Corporation.
License fees and taxes, computed in various ways depending on the type of gaming or activity involved, must be paid to the State of Nevada and to the counties and cities in which gaming operations are conducted. These fees and taxes, depending upon their nature, are payable monthly, quarterly or annually and are based upon either a percentage of the gross revenues received or the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as an operator of a slot machine route, manufacturer and/or distributor.
Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with any such persons, collectively, “Licensees”, and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of his or her participation outside of Nevada. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Gaming Control Act. Licensees also are subject to disciplinary action by the Nevada Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the non-Nevada gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the non-Nevada operations who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

Other Jurisdictions
All other jurisdictions that have legalized gaming require various licenses, registrations, findings of suitability, permits and approvals for manufacturers and distributors of gaming devices and equipment as well as licensure provisions related to changes in control. In general, such requirements involve restrictions similar to those of Nevada.

Federal Regulation
The Federal Gambling Devices Act of 1962, or the Federal Act, makes it unlawful, in general, for a person to manufacture, transport, or receive gaming machines, gaming machine type devices, and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. We have registered and must renew our registration annually. In addition, the Federal Act imposes various record keeping and equipment identification requirements. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties.

Application of Future or Additional Regulatory Requirements
In the future, we intend to seek the necessary registrations, licenses, approvals and findings of suitability for us, our products and our personnel in other jurisdictions throughout the world where significant sales of our products are expected to be made. However, we may be unable to obtain these registrations, licenses, approvals or findings of suitability, which if obtained may be revoked, suspended or unsuitably conditioned. In addition, we may be unable to timely obtain, or to obtain at all, the necessary approvals for our future products as they are developed, even in those jurisdictions in which we are certain of our existing products have been licensed or approved. If a registration, license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in that jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

Risk Factors
You should consider carefully the following risk factors, together with all of the other information included in this Current Report on Form 8-K. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.
Risks Relating to Our Business
If we are unable to develop or introduce innovative products that gain market acceptance and satisfy consumer preferences, our current and future revenues will be adversely affected.
Our future performance is dependent upon the continued popularity of our existing products and our ability to develop and introduce products that gain market acceptance and satisfy consumer preferences. The popularity of any of our gaming products may decline over time as consumer preferences change or as new, competing products, many incorporating new technology, are introduced by our competitors. If we are unable to develop or market innovative products or systems in the future, or if our current products or systems become obsolete or otherwise noncompetitive, our ability to sustain current revenues from our existing customers or to generate additional revenues from existing or new customers would be adversely affected, which, in turn, could materially reduce our profitability and growth potential. In addition, the introduction of new and innovative products by our competitors that are successful in meeting consumer preferences also could materially reduce our competitiveness and adversely affect our revenues and our business.
The development of new products requires a significant investment by us prior to any of the products becoming available for the market. These products, such as new games and refresher versions of our existing games, may not gain popularity with gaming patrons, or may not maintain any popularity achieved, and we may be unable to recover the cost of developing these products.
If we are unable to rapidly develop new technologies, our products and technologies may become obsolete or noncompetitive.
The gaming sector is characterized by the rapid development of new technologies and continuous introduction of new products and systems. In addition to requiring a strong pipeline of proprietary games, our success is dependent upon new product development and technological advancements, including the continued development of cashless technology, table player tracking technologies, central server technologies, progressive jackpot systems and integrated management systems. The markets in which we compete are subject to frequent technological changes, and one or more of our competitors may develop alternative technologies for bonusing, progressive jackpots, slot accounting, cashless technology, player tracking or game promotions, or a superior game platform which may not be made available to us. While we expend a significant amount of resources on research and development and product enhancement, we may not be able to continue to improve and market our existing products or develop and market new products. Further technological developments may cause our products or technology to become obsolete or noncompetitive.
If our current or proposed products do not receive regulatory approval, our revenue and business prospects will be adversely affected.
A number of our products are in various stages of development. Our development of products is dependent on factors such as reaching definitive agreements with third parties and obtaining requisite governmental approvals. Each of these products also requires separate regulatory approval in each market in which we do business, and this regulatory approval may either not be granted or not be granted in a timely manner, for reasons primarily outside of our control. A lack of market or regulatory acceptance of our new games or other products, or refresher versions of our existing games or other products, or delays or failure to obtain necessary regulatory approvals, will adversely affect our revenues and business prospects.
For example, RFID, CJS, and central server-based gaming represent three of the our key strategic initiatives over the next several years. While we are moving forward with the regulators in various jurisdictions to obtain required approvals, we are at various stages in the approval and product development process for each product. We cannot assure you that we will receive the necessary approvals in all of the jurisdictions we have sought approval nor can we assure you that there will not be any production delays in developing and distributing these products. Any delay in production or in the regulatory process, or a denial of regulatory approval altogether, for any one of these technologies will adversely impact our revenues and business.
If our products currently in development do not achieve commercial success, our revenue and business prospects will be adversely affected.
While we are pursuing and will continue to pursue product development opportunities, there can be no assurance that such products will come to fruition or become successful. Furthermore, while a number of those products are being tested, we cannot provide any definite date by which they will be commercially viable and available, if at all. We may experience operational problems with such products after commercial introduction that could delay or prevent us from generating revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products which, in turn, could materially adversely affect our success and our ability to satisfy our obligations with respect to our indebtedness. We cannot predict which of the many possible future products will meet evolving industry standards and consumer demands. We cannot assure you that we will be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain a competitive position.
We may not be successful in forming or maintaining strategic alliances with other companies, which could negatively affect our product offerings and sales.
Our business is becoming increasingly dependent on forming or maintaining strategic alliances with other companies, and we may not be able to form alliances that are important to ensure that our products are compatible with third-party products, to enable us to license our products to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best alliances for our business or that we will be able to maintain existing relationships with other companies or enter into new alliances with other companies on acceptable terms or at all. The failure to maintain or establish successful strategic alliances could have a material adverse effect on our business or financial results. If we cannot form and maintain significant strategic alliances with other companies as our target markets and technology evolve, the sales opportunities for our products could deteriorate.
If any conflicts arise between us and any of our alliance partners, our reputation, revenues and cash position could be significantly harmed.
Conflicts may arise between us and our alliance partners, such as conflicts concerning licensing and royalty fees, the achievement of milestones or the ownership or protection of intellectual property developed by the alliance. Any such disagreement between us and an alliance partner could result in one or more of the following, each of which could harm our reputation, result in a loss of revenues and a reduction in our cash position:

•	unwillingness on the part of an alliance partner to pay us license fees or royalties we believe are due to us under the strategic alliance;

•	uncertainty regarding ownership of intellectual property rights arising from our strategic alliance activities, which could result in litigation, permit third parties to use certain of our intellectual property and/or prevent us from utilizing such intellectual property rights and from entering into additional strategic alliances;

•	unwillingness on the part of an alliance partner to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of the results of those activities;

•	slowing or cessation of an alliance partner’s development or commercialization efforts with respect to our products; or

•	termination or non-renewal of the strategic alliance.

In addition, certain of our current or future alliance partners may have the right to terminate the strategic alliance on short notice. Accordingly, in the event of any conflict between the parties, our alliance partners may elect to terminate the agreement or alliance prior to completion of its original term. If a strategic alliance is terminated prematurely, we would not realize the anticipated benefits of the strategic alliance, our reputation in the industry and in the investment community may be harmed and our stock price may decline. For example, one of our key strategic alliances is with IGT, and as part of our alliance with IGT, we entered into a joint development arrangement and gave IGT an option to purchase up to $40 million of our convertible notes. If we do not permit IGT to acquire the notes, IGT will have the right to terminate the strategic agreement with us.
In addition, in certain of our current or future strategic alliances, we may agree not to develop products independently, or with any third party, directly competitive with the subject matter of our strategic alliances. Our strategic alliances may have the effect of limiting the areas of research, development and/or commercialization that we may pursue, either alone or with others. Under certain circumstances, however, our alliance partners, may research, develop, and/or commercialize, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these strategic alliances. For example, as part of our joint development arrangement with IGT and Shuffle Master, we agreed not to develop or market our intelligent shoe product for a three-year period.
If our license agreements with Hasbro, Inc. and other content providers are terminated or are not renewed or if we breach our obligations under any license agreement, our revenues could be reduced.
Any termination or failure to renew a license agreement with our branded content providers could have a material adverse effect on our revenues and operations. Revenues from our table and slot games segment are derived primarily from the popularity of our Clue, Ripley’s Believe It or Not! and Trivial Pursuit slot machines. We developed these slot machines under multi-year license agreements, which contain options to renew, with Hasbro and Ripley Entertainment and have developed other slot machines under agreements with other branded content providers. We are also in the process of developing additional games under similar agreements with separate licensors for additional branded content, including an agreement with Paws, Inc. for use of the Garfield property.
For example, Hasbro declined to renew the Yahtzee and Battleship brands with us as of December 15, 2004, and we are required to remove these devices from the field no later than December 15, 2005. We are engaged in litigation with Hasbro related to a claim for past due royalties on slot game titles that we licensed from Hasbro, and we cannot assure you that this litigation will be resolved and that Hasbro will renew either the Battleship brand or the Yahtzee brand. While we believe that we will be able to replace this content prior to the timed contractual requirement to remove these devices from the field, our failure to do so could materially affect our future revenues and/or subject us to certain legal claims by Hasbro.
Each license agreement contains provisions that obligate us to perform in a certain manner. If we breach these obligations, the licensor may terminate the license agreement following a specified period that varies from immediate termination to thirty (30) days, depending upon the agreement and the type of breach. In addition, any breach of our obligations may adversely affect our relationship with the licensor, as well as deter the licensor and other third parties from licensing additional brands to us. Our ability to renew our license agreements with Hasbro, Paws (for the use of the Garfield property) or Ripley Entertainment for an additional term is conditioned upon our having paid minimum royalties to the licensor during the applicable initial term. If we do not generate sufficient revenues to pay the minimum royalties or otherwise are unable to renew any of our license agreements with the licensor, our future revenues may be materially reduced.
Our failure to protect, maintain and enforce our existing intellectual property or secure, maintain and enforce such rights for new proprietary technology could adversely affect our future growth and success.
Our ability to successfully protect our intellectual property is essential to our success. We protect our intellectual property through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Certain of our existing and proposed products are covered by patents issued in the United States, which may differ from patent protection in foreign jurisdictions, where our intellectual property may not receive the same degree of protection as it would in the United States. In addition, in many countries intellectual property rights are conditioned upon obtaining registrations for trademarks, patents and other rights, and we have not obtained such registrations in all relevant jurisdictions. Failure to effectively protect our intellectual property could significantly impair our competitive advantage and adversely affect our revenues and the value of our common stock.
Our future success is also dependent upon our ability to secure our rights in any new proprietary technology that we develop. We file trademark, copyright and patent applications to protect intellectual property rights for many of our trademarks, proprietary games, gaming products and improvements to these products. For example, we applied for patents for our knowledge-based bonus features and other game enhancements which have been utilized in our Think Big game series, which includes our Ripley’s Believe It or Not!, Clue and Trivial Pursuit games. The U.S. Patent and Trademark Office has not acted upon all of these applications and may determine not to issue patents on some or all of our pending patent applications. Our failure to obtain federal protection for our patents and trademarks could cause us to become subject to additional competition and could have a material adverse effect on our future revenues and operations. In addition, any of the patents that we own, acquire or license may be determined to be invalid or otherwise unenforceable and would, in such case, not provide any protection with respect to the associated intellectual property rights.
If we are unable to effectively promote our trademarks, our revenues and results of operations may be materially adversely affected.
We intend to promote the trademarks that we own and license from third parties to differentiate ourselves from our competitors and to build goodwill with our customers. These promotion efforts will require certain expenditures on our part. However, our efforts may be unsuccessful and these trademarks may not result in the competitive advantage that we anticipate. In such event, our revenues and results of operations may be materially adversely affected by the costs and expenses related to the promotion of such trademarks.
Our competitors may develop non-infringing products that adversely affect our future growth and revenues.
It is possible that our competitors will produce proprietary games or gaming products similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology upon which we rely for future growth and revenues. To protect our trade secrets and other proprietary information, we generally require employees, consultants, advisors and strategic partners to enter into confidentiality agreements or agreements containing confidentiality provisions. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. As a result, our future growth and revenues may be adversely affected.

We may incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property, which may have a material adverse effect on our cash flow.
Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties which are without merit, could:

•	be expensive and time consuming to defend resulting in the diversion of management’s attention and resources;

•	cause one or more of our patents to be ruled or rendered unenforceable or invalid, which would require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; and/or

•	require us to spend significant time and money to redesign, reengineer or rebrand our products or systems if feasible.
If we are found to be infringing on a third-party’s intellectual property rights, we may be forced to discontinue certain products or systems, pay damages and/or obtain a license to use the intellectual property, any of which may adversely affect our future growth and revenues.
If we are found to be infringing on a third party’s intellectual property rights, we may be forced to discontinue certain products, which may have a material adverse effect on our future growth and revenues. Alternatively, if the company holding the applicable patent is willing to give us a license that allows us to develop, manufacture or market our products or systems, we may be required to obtain a license from them. Such a license may require the payment of a license, royalty or similar fee or payment and may limit our ability to market new products or systems, which would adversely affect our future growth and revenues. In addition, if we are found to have committed patent infringement we may be obligated to pay damages and/or be subject to other remedies, which could adversely affect the value of our common stock.
Some of our products may contain open source software which may be subject to restrictive open source licenses requiring us to make our source code available to third parties and potentially granting third parties certain rights to the software.
Some of our products may contain open source software which may be subject to restrictive open source licenses. Some of these licenses may require that we make our source code related to the licensed open source software available to third parties and/or license such software under the terms of a particular open source license potentially granting third parties certain rights to the software. We may incur legal expenses in defending against claims that we did not abide by such licenses. If our defenses are unsuccessful we may be enjoined from distributing products containing such open source software, be required to make the relevant source code available to third parties, be required to grant third parties certain rights to the software, be subject to potential damages and/or be required to remove the open source software from our products. Any of these outcomes could disrupt our distribution and sale of related products and adversely affect our revenues and the value of our common stock.
We depend upon our ability to obtain licenses for popular intellectual properties and our failure to secure such licenses with acceptable terms could adversely affect our future growth and success.
Our future success depends upon our ability to obtain licenses for popular intellectual properties. Clue, Ripley’s Believe It Or Not!, Trivial Pursuit, Garfield, and Wink’s Survey of America are among the intellectual properties that we currently license from third parties. We may not be successful in obtaining licenses for popular intellectual property. Even if we are successful in these efforts, we may not have the ability to adapt or deploy them for the development of casino games, as to the timing or cost of such development efforts or as to the commercial success of the resulting games.

The Public Company Accounting Oversight Board, or PCAOB, is conducting an annual inspection of our external auditors BDO Seidman LLP and their audit of our financial statements as of and for the year ended December 31, 2004.
The PCAOB is currently conducting an annual inspection of BDO Seidman LLP, our external auditors. As part of this annual inspection, the PCAOB has selected, among others, to review BDO Seidman’s audit of our financial statements as of and for the year ended December 31, 2004. The PCAOB has requested additional information and analysis from BDO Seidman regarding our accounting for deferred taxes related to the acquisition of intangible assets in 1998 and the recognition of revenue in connection with a strategic licensing transaction we entered into in 2004.
We believe that our accounting methods for these transactions are correct. However, in the event the PCAOB determines that a different method should have been used to report this financial information, we may be required to reclassify these deferred taxes and intangible assets on our balance sheet or recognize this revenue in a manner different than what has been recorded in our historical financial statements. We do not believe that any such reclassification or adjustment would have a material impact on our business, operations or financial condition. The PCAOB’s inspection of BDO Seidman is ongoing and there can be no assurance as to when it will be completed. In addition, we cannot assure you that in the course of this inspection, the PCAOB will not identify additional information contained in our historical financial statements which it believes could have been reported differently, or the prospective impact of any such items on our financial statements.
We operate in a highly competitive market and may be unable to successfully compete which may decrease our market share and harm our operating results.
We compete with a number of developers, manufacturers and distributors of similar products. Many of our competitors are large companies that have greater access to capital, marketing and product development resources than we have. Larger competitors may have more resources to devote to research and development and may be able to more efficiently and effectively obtain regulatory approval. In addition, competitors with a larger installed base of games have an advantage in retaining the most space and best placement in casinos. These competitors may also have the advantage of being able to convert their installed games to newer models in order to maintain their share of casino floor space. Similarly, the casino management systems market is highly competitive. Pricing, product features and functionality, accuracy and reliability are key factors in determining a provider’s success in selling its system. Because of the high initial costs of installing a computerized monitoring system, customers for such systems generally do not change suppliers once they have installed a system. This may make it difficult for us to attract customers who have existing computerized monitoring systems.
Our business and revenues will be negatively affected if we are unable to compete effectively in the markets for our products. New competitors also may enter our key markets. Numerous factors may affect our ability to successfully compete and thus affect our future performance, including:

•	the relative popularity of our existing products and our ability to develop and introduce appealing new products;

•	our ability to obtain adequate space and favorable placement on casino gaming floors;

•	our ability to maintain existing regulatory approvals and to obtain further regulatory approvals as needed; and

•	our ability to enforce our existing intellectual property rights and to adequately secure, maintain and protect rights for new products.

Our cash flow from operations and available credit may not be sufficient to meet our capital requirements and, as a result, we could be dependent upon future financing, which may not be available.
Historically, we have not generated sufficient cash flow from operations to satisfy our capital requirements and have relied upon debt and equity financing arrangements to satisfy such requirements. Should such financing arrangements be required but unavailable in the future, this will pose a significant risk to our liquidity and ability to meet operational and other cash requirements.
The table and slot games business segment has historically been capital-intensive, and while we have repositioned our business away from manufacturing hardware, we still maintain and refurbish the slot machines we currently have in the field, so our business may remain capital intensive depending on a number of factors, including, but not limited to, our ability to continue to use the existing slot machines we own or lease from a third party or our ability to provide popular and innovative game content ideas for slot machines such that a manufacturer of slot machines would be induced to provide slot machines in exchange for a portion of revenues earned from the sale or leasing arrangement with a casino. If we are not successful in these areas, among others, we may be required to continue expending significant capital outlays related to this business segment.
Any additional debt financing that we incur in the future will increase the amount of our outstanding indebtedness, our debt service requirements and the related risks we currently face, including the annual interest requirements of approximately $7.7 million related to our 11.875% Senior Secured Notes due 2008, or the Senior Secured Notes, of which $65 million is outstanding. Moreover, any increase to our indebtedness may reduce future operating cash flow. We may not be able to generate the sources of liquidity, if needed, either through operations or debt or equity financing, and we may not be able to develop or enhance our products, take advantage of future opportunities or respond to changing demands of customers and competitors.
We maintain a $17.5 million working capital revolving line of credit facility with CapitalSource Finance, LLC, or CapSource. We currently do not have any outstanding balance under this credit facility, but any borrowing will also increase our indebtedness and the related risks we currently face. We are in discussions with CapSource to enter into an amended and restated Loan Agreement for a three-year term.
If casino operators cancel the placement of our games or do not agree to recurring revenue arrangements, our revenues and growth could be adversely affected.
Under the terms of our current arrangements with casino operators, our installed base of games may be replaced by competing products under certain circumstances, thus ending the recurring revenue stream or arrangement with such operator. Such replacement may result from competition, changes in economic conditions, technological requirements, obsolescence or declining popularity. A decrease in our installed base of games would adversely affect our revenues and future growth. In addition, if customers replace our games and bonusing systems, our efforts to maintain and expand the number of installed proprietary games through enhancement of existing games and bonusing systems, introduction of new games and bonusing systems and other features and the provision of superior customer service may not be successful.
Furthermore, prominent placement of our games on the casino floor is necessary to maximize the amount of recurring revenues derived from each of our games. Our leases do not require the casino operators to place our games in prominent locations. If we fail to maintain the prominent locations in casinos that we currently enjoy, our games may not be played, resulting in a reduction of our recurring revenues.
We have historically placed our proprietary games in casinos primarily under leases which provide for a fixed rental payment or on the basis of revenue participation in the game’s operating results. Most of these lease agreements are for 12 to 36 months and are subject to cancellation by the operator that may involve a 30 or 60-day notice. We will continue to follow this model to the extent that there is interest amongst our customers.

The gaming industry is highly regulated, and we must adhere to various regulations and maintain our licenses to continue our operations.
The distribution of gaming products and conduct of gaming operations are extensively regulated by various domestic and foreign gaming authorities. Although the laws of different jurisdictions vary in their technical requirements and are amended from time-to-time, virtually all jurisdictions in which we operate require registrations, licenses, findings of suitability, permits and other approvals, as well as documentation of qualifications, including evidence of the integrity, financial stability and responsibility of our officers, directors, major stockholders and key personnel. If we fail to comply with the laws and regulations to which we are subject, the applicable domestic or foreign gaming authority may impose significant penalties and restrictions on our operations, resulting in a material adverse effect on our revenues and future business.
Future authorizations or regulatory approvals may not be granted in a timely manner or at all which would adversely affect our results of operations.
We will be subject to regulation in any other jurisdiction where our customers may operate in the future. Future authorizations or approvals required by domestic and foreign gaming authorities may not be granted at all or as timely as we would like, and current or future authorizations may not be renewed. In addition, we may be unable to obtain the authorizations necessary to operate new products or to operate our current products in new markets. For example, Texas Hold’em Bonus Poker has only been approved in 11 jurisdictions. If we are not able to obtain approval in other major jurisdictions, our ability to generate revenue may be significantly impaired. In either case, our results of operations would likely be adversely affected. Gaming authorities can also place burdensome conditions and limits on future authorizations and approvals. If we fail to maintain or obtain a necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in the jurisdiction, or we may be required to sell them through other licensed entities at a reduced profit.
The continued growth of markets for our products is contingent upon regulatory approvals by various federal, state, local and foreign gaming authorities. We cannot predict which new jurisdictions or markets, if any, will accept and which authorities will approve the operation of our gaming products, the timing of any such approvals or the level of our penetration in any such markets.
Enforcement of remedies or contracts against Native American tribes could be difficult.
Many of our contracts with Native American tribes are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be difficult for us to protect our rights.
Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid and in the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe.
Our business is closely tied to the casino industry and factors that negatively impact the casino industry may also negatively affect our ability to generate revenues.
Casinos and other gaming operators represent a significant portion of our customers. Therefore, factors that may negatively impact the casino industry may also negatively impact our future revenues. If casinos experience reduced patronage, revenues may be reduced as our games may not perform well and may be taken off of the casino floor altogether.

The level of casino patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

•	general economic conditions;

•	levels of disposable income of casino patrons;

•	acts of terrorism and anti-terrorism efforts;

•	increased transportation costs;

•	local conditions in key gaming markets, including seasonal and weather-related factors;

•	the growth and number of legalized gaming jurisdictions;

•	changes or proposed changes to tax laws;

•	increases in gaming taxes or fees;

•	legal and regulatory issues affecting the development, operation and licensing of casinos;

•	the availability and cost of capital to construct, expand or renovate new and existing casinos;

•	competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products;

•	the relative popularity of entertainment alternatives to casino gaming that compete for the leisure dollar;

•	the level of new casino construction and renovation schedules of existing casinos;

•	downturn or loss in popularity of the gaming industry in general, and table and slot games in particular.
These factors significantly impact the demand for our products.
The gaming industry is sensitive to declines in the public acceptance of gaming. Public opinion can negatively affect the gaming industry and our future performance.
In the event that there is a decline in public acceptance of gaming, this may affect our ability to do business in some markets, either through unfavorable legislation affecting the introduction of gaming into emerging markets, or through legislative and regulatory changes in existing gaming markets which may adversely affect our ability to continue to sell and lease our games in those jurisdictions. We cannot assure you that public opinion will continue to support legalized gaming or that the public will use leisure money in gaming.
Economic, political and other risks associated with our international sales and operations could adversely affect our operating results.
Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales to customers outside the United States, primarily Canada, the United Kingdom and Australia, accounted for 14.1% of our consolidated revenue in fiscal 2004. We expect the percentage of our international sales to increase in 2005. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	exchange controls;

•	changes in regulatory requirements;

•	costs to comply with applicable laws;

•	changes in a specific country’s or region’s political or economic conditions;

•	tariffs and other trade protection measures;

•	import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	changing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	different regimes controlling the protection of our intellectual property;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	violations under the Foreign Corrupt Practices Act.
Holders of our common stock are subject to the requirements of the gaming laws of all jurisdictions in which we are licensed.
Pursuant to applicable laws, gaming regulatory authorities in any jurisdiction in which we are subject to regulation may, in their discretion, require a holder of any of our securities to provide information, respond to questions, make filings, be investigated, licensed, qualified or found suitable to own our securities. Moreover, the holder of the securities making any such required application is generally required to pay all costs of the investigation, licensure, qualification or finding of suitability.
If any holder of our securities fails to comply with the requirements of any gaming authority, we have the right, at our option, to require such holder to dispose of such holder’s securities within the period specified by the applicable gaming law or to redeem the securities to the extent required to comply with the requirements of the applicable gaming law.
Additionally, if a gaming authority determines that a holder is unsuitable to own our securities, such holder will have no further right to exercise any voting or other rights conferred by the securities, to receive any dividends, distributions or other economic benefit or payments with respect to the securities or to continue its ownership or economic interest in us. We can be sanctioned if we permit any of the foregoing to occur, which may include the loss of our licenses.
We may not realize the benefits we expect from the pending acquisition of VirtGame.
The integration of VirtGame technology may be time consuming and expensive, and may disrupt our business. After the acquisition, we will need to overcome significant challenges to realize any benefits or synergies from the proposed merger. These challenges include the timely, efficient and successful execution of a number of post-transaction integration activities, including:

•	integrating the technologies of the two companies;

•	entering markets in which we have limited or no prior experience;

•	obtaining regulatory approval for the central server technology;

•	successfully completing the development of VirtGame’s technology;

•	developing commercial products based on that technology;

•	retaining and assimilating the key personnel of each company;

•	attracting additional customers for products based on VirtGame’s technology;

•	implementing and maintaining uniform standards, controls, processes, procedures, policies and information systems; and

•	managing expenses of any undisclosed or potential legal liability of VirtGame.
The process of integrating operations and technology could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of VirtGame’s technology could have an adverse effect on our business, results of operations or financial condition. We may not succeed in addressing these risks or any other problems encountered in connection with the transaction. The inability to successfully integrate the technology and personnel of VirtGame, or any significant delay in achieving integration, including regulatory approval delays, could have a material adverse effect on us and, as a result, on the market price of our common stock.
We will incur substantial costs related to the VirtGame acquisition whether or not the transaction is completed.
We will incur substantial costs related to the VirtGame acquisition whether or not the transaction is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. In addition, if either party terminates the merger agreement, it may be obligated to pay a termination fee and expenses to the other party under certain circumstances. We have also provided VirtGame with a secured credit facility of $2.5 million to bridge their operations until the acquisition is complete.
Failure to complete the VirtGame acquisition could negatively affect our stock price and future operations.
If the VirtGame acquisition is not completed for any reason, the price of our common stock may decline to the extent that the current market price of our common stock reflects a positive market assumption that the transaction will be completed. In addition, if the merger agreement is terminated, we may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit our ability to pursue our strategic goals in an atmosphere of increased uncertainty.
Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.
As part of our business strategy, we intend to continue to seek to acquire businesses, services and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services, accounting and personnel;

•	difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

•	diversion of financial and management resources from existing operations;

•	difficulties in obtaining regulatory approval for technologies and products of acquired companies;

•	potential loss of key employees;

•	if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

•	inability to generate sufficient revenues to offset acquisition or investment costs; and

•	potential write-offs of acquired assets.
Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.
Our efforts will be seriously jeopardized if we are unable to attract and retain key employees.
Our success depends on the continued contributions of our principal management, development and scientific personnel, and the ability to hire and retain key personnel, particularly in the technology area as we transition our business from manufacturing and distribution of slot machines and other hardware to game content and technology and continue to grow our existing businesses. We face intense competition for such personnel. The loss of services of any principal member of our management team, particularly Russel McMeekin, our President and Chief Executive Officer, or Michael A. Sicuro, our Executive Vice President and Chief Financial Officer, could adversely impact our operations and ability to raise additional capital.
If our products or technologies contain defects, our reputation could be harmed and our results of operations adversely affected.
Some of our products and technologies are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of leases, licenses, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales.
Our business is subject to quarterly fluctuation.
Historically, our revenues and earnings are highest in our fourth fiscal quarter ending December 31 and lowest in our first fiscal quarter ending March 31. Quarterly revenue and net income may vary based on the timing of the opening of new gaming jurisdictions, the opening or closing of casinos or the expansion or contraction of existing casinos, gaming regulatory approval or denial of our products and corporate licenses, the introduction of new products or the seasonality of customer capital budgets, and our operating results have historically been lower in quarters with lower sales. As a result, our operating results and stock price could be volatile, particularly on a quarterly basis.
We have substantial debt and debt service requirements, which could have an adverse impact on our business and the value of our common stock.
On June 30, 2005, our total outstanding debt was approximately $63.7 million. In addition to this existing debt, we may incur additional debt in the future. Substantial debt may make it more difficult for us to operate and effectively compete in the gaming industry. The degree to which we and/or one or more of our subsidiaries are leveraged could have important adverse consequences on the our value as follows:

•	it may be difficult for us to make payments on our outstanding indebtedness;

•	a significant portion of our cash flows from operations must be dedicated to debt service and will not be available for other purposes that would otherwise be operationally value-enhancing uses of such funds;

•	our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities and other purposes may be limited;

•	we may be limited in our ability to withstand competitive pressures and may have reduced financial flexibility in responding to changing business, regulatory and economic conditions in the gaming industry;

•	we may be at a competitive disadvantage because we may be more highly leveraged than our competitors and, as a result, more restricted in our ability to invest in our growth and expansion;

•	it may cause us to fail to comply with applicable debt covenants and could result in an event of default that could result in all of our indebtedness being immediately due and payable (See “— We may not be able to generate sufficient cash flow to meet our debt service requirements”); and

•	if new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.
Substantially all of our assets are pledged as security to holders of our senior secured notes, as well as to the lender under our credit facility, subject to the receipt of gaming approvals. The ability of our stockholders to participate in the distribution of our assets upon our liquidation or recapitalization will be subject to the prior claims of our creditors. Any foreclosure of our assets by such creditors will materially reduce the assets available for distribution to our stockholders.
We may be forced to reduce or delay growth initiatives and capital expenditures, obtain additional equity capital or restructure our debt if we are unable to generate sufficient cash flow to meet our debt service requirements.
Our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend upon our future performance and ability to successfully implement our business strategy.
Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control. Our debt service requirements are currently estimated to be approximately $8.0 million for fiscal year 2005.
If our future cash flows and capital resources are insufficient to meet our debt obligations and commitments, we may be forced to reduce or delay activities and capital expenditures, obtain additional equity capital or restructure or refinance our debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to meet our debt service requirements. In such a case, an event of default would occur under our credit facility and indenture and could result in all of our indebtedness becoming immediately due and payable. As a result, some or all of our lenders would be able to foreclose on our assets.
Our lenders have imposed numerous debt covenants that include financial and operating restrictions that may adversely affect how we conduct our business and potentially reduce our revenues and affect the value of our common stock.
We are subject to numerous covenants in our debt agreements that impose financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise, and may adversely affect the conduct and competitiveness of our current business, which could in turn reduce our revenues and thus affect the value of our common stock.
Specifically, these covenants place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	use assets as security in other transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.
The terms of our indebtedness require that we meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness, including without limitation, our senior secured notes. This in turn could have a material adverse effect on our operations, our revenues and thus our common stock value.
Additionally, the covenants governing our indebtedness restrict the operations of our subsidiaries, including, in some cases, limiting the ability of our subsidiaries to make distributions to us, and these limitations could impair our ability to meet such financial ratios and tests.
Lastly, we are required by our senior secured notes and by our credit facility to offer to repurchase or make certain payments on our debt at times when we may lack the financial resources to do so, such as upon a change of control. These expenditures may materially and adversely affect our liquidity and our ability to maintain or grow our business as payments to satisfy the debt will be diverted away from any investment in the growth of our business, thus potentially affecting the value of our common stock.
The share price of our common stock may be volatile and could decline substantially.
The trading price of our common stock has been volatile and is likely to continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of issues including broad market factors that may have a material adverse impact on our stock price, regardless of actual performance. These factors include:

•	periodic variations in the actual or anticipated financial results of our business or of our competitors;

•	downward revisions in securities analysts’ estimates of our future operating results or of the future operating results of our competitors;

•	material announcements by us or our competitors;

•	public sales of a substantial number of shares of our common stock; and

•	adverse changes in general market conditions or economic trends or in conditions or trends in the markets in which we operate.
If our quarterly results are below the expectations of securities market analysts and investors, the price of our common stock may decline.
Many factors, including those described in this “Risk Factors” section, can affect our business, financial condition and results of operations, which makes the prediction of our financial results difficult. These factors include:

•	changes in market conditions that can affect the demand for the products we sell;

•	general economic conditions that affect the availability of disposable income among consumers; and

•	the actions of our competitors.
If our quarterly operating results fall below the expectations of securities market analysts and investors due to these or other risks, securities analysts may downgrade our common stock and some of our stockholders may sell their shares, which could adversely affect the trading prices of our common stock.

Additionally, in the past, companies that have experienced declines in the trading price of their shares due to events of this nature have been the subject of securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources, thus harming our business.
We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.
The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing stockholders’ equity interests in us. Our Board of Directors has the authority to issue, without vote or action of stockholders, up to 5,000,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common stockholders’ interest. Our Board of Directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. As mentioned elsewhere in this Form 8-K, IGT has an option to purchase up to $40 million of our convertible notes. These notes would be convertible into approximately 3,281,378 shares of our common stock and, if IGT exercises this option, the additional issuance of shares of our common stock upon conversion of the notes would further dilute stockholders’ equity interests in us.
We do not intend to pay cash dividends. As a result, stockholders will benefit from an investment in our common stock only if it appreciates in value.
We do not plan to pay any cash dividends on our common stock in the foreseeable future, since we currently intend to retain any future earnings to finance our operations and further expansion and growth of our business (including acquisitions). Moreover, the covenants governing our indebtedness restrict our ability to pay and declare dividends without the consent of the applicable lender. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
Anti-takeover provisions in our organizational documents, our stockholder rights plan and Nevada law could make a third-party acquisition of us difficult and therefore could affect the price investors may be willing to pay for our common stock.
The anti-takeover provisions in our articles of incorporation, our bylaws, our stockholder rights plan and Nevada law could make it more difficult for a third party to acquire us without the approval of our board of directors. Under these provisions, we could delay, deter or prevent a takeover attempt or third-party acquisition that certain of our stockholders may consider to be in their best interests, including a takeover attempt that may result in a premium over the market price of our common stock. In addition, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. Because these anti-takeover provisions may result in our being perceived as a potentially more difficult takeover target, this may affect the price investors are willing to pay for shares of our common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIKOHN GAMING CORPORATION

September 7, 2005	/s/ Michael A. Sicuro

Michael A. Sicuro Executive Vice President, Chief Financial Officer, Treasurer and Secretary